SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2010

Source Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-153881	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Toronto Street, Suite 234, Toronto, Ontario, Canada	M5C2B5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  289-208-6664

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Changes In Control Of Registrant

Effective December 20, 2010, an existing agreement may result in a change in control of the registrant.  Our President and CEO, Lauren Notar, is party to a Purchase Option Agreement dated November 6, 2009 (the “Agreement”).  Under the Agreement, Ms. Notar acquired the option to purchase up to 20,000,000 shares of our common stock from our former President and CEO, Harry Bygdnes, for a price of $0.0025 per share.  Under the Agreement, Ms. Notar’s options to purchase common stock from Mr. Bygdnes will first become exercisable on December 20, 2010 and will remain exercisable through May 1, 2011.  Aside from the agreed exercise price for any options which will be exercised, there was no separate consideration paid under the Agreement.  As discussed in our Current Report on Form 8-K filed November 10, 2009, Mr. Bygdnes resigned from all positions as an officer of our company and as member of our board of directors on November 6, 2009.  On November 6, 2009, Ms. Notar was appointed as President, CEO, and CFO and as a member of our board of directors.

If Ms. Notar were to exercise all of her options to purchase common stock from Mr. Bygdnes on or after the exercisable date of December 20, 2010, she would become the owner of 20,000,000 shares for a total purchase price of $50,000.  In addition, if Ms. Notar were to exercise all of her options to purchase common stock from Mr. Bygdnes on or after the exercisable date of December 20, 2010, she would become the owner of approximately 44.29% of our issued and outstanding common stock and would become our largest shareholder.  Ms. Notar does not currently own any shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Source Gold Corp.

/s/ Lauren Notar
Lauren Notar
President, Director

Date: October 19, 2010